Exhibit 99.1

eXp World Holdings Reports First-Quarter Financial Results

Achieved Positive Net Income for Second Quarter in a Row

Revenue Up 73% Year-over-year to $271 Million

Announces First Virtual Annual Shareholder Event

BELLINGHAM, Wash. — May 5, 2020 — eXp World Holdings, Inc. (Nasdaq: EXPI), the holding company for eXp Realty and VirBELA, today announced financial results for the first quarter ended March 31, 2020 and that this year’s eXp shareholder event will be held May 12 in its virtual campus for the first time.

The company reported its second profitable quarter in a row with net income of $0.2 million in the first quarter. In addition, quarterly revenue grew 73 percent versus the prior year driven by continued rapid agent growth and increased transactions. eXp Realty continues to attract agents at the highest rate in the industry because the cloud-based remote model is very appealing to agents and independent brokerages, especially during this challenging time.

“Our performance in the first quarter was outstanding,” said eXp World Holdings CEO, Chairman and Founder Glenn Sanford. “We recorded GAAP positive net income in the first quarter of 2020, achieving back-to-back quarters with positive GAAP earnings for the first time. This milestone represents continued progress around the benefits of scale, operating as a fully remote organization, while at the same time investing in the underlying VirBELA platform to create similar benefits for other companies who are now trying to figure out how to operate in the current and post global pandemic world.

“As we move deeper into 2020, it will no doubt be a volatile year for many industries. The backdrop of the global health crisis will change how people will work together and even how they socialize. It has the potential of changing how consumers approach the home-buying and -selling process. And beyond real estate, there will be a number of enterprises that adopt a virtual workplace in the way the global eXp family already works together, which we are excited about.”

First-Quarter 2020 Financial Results Summary

•	Revenue increased 73% in the first quarter of 2020 to $271 million, compared to $157 million in the first quarter of 2019.
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Gross profit grew 93% to $28.0 million in the first quarter of 2020, compared to $14.5 million in the first quarter of 2019. Gross profit is calculated as revenues less commission and other agent-related costs.

•	Net income was $0.2 million in the first quarter of 2020, compared to a net loss of $6.3 million in the first quarter of 2019.
•	Adjusted EBITDA (a non-GAAP financial measure) was $5.7 million in the first quarter of 2020, compared to ($0.7) million in the first quarter of 2019.
•	Cash flow from operations increased approximately 163% to $17.5 million in the first quarter of 2020, compared to $6.7 million in the first quarter of 2019.

“As we navigate and eventually emerge from this crisis, eXp is uniquely positioned to adapt,” said eXp World Holdings CFO and Chief Collaboration Officer Jeff Whiteside. “In VirBELA, we have one of the few platforms that supports people and teams working together seamlessly without ever needing to leave their homes. VirBELA has experienced a dramatic increase in use and adoption due to its effectiveness in supporting remote work and virtual events during this time of social distancing. We anticipate accelerated growth opportunities as companies embrace the new normal for how business is conducted as the need and desire for physical distancing takes center stage.

“For eXp Realty, the company anticipates revenue growth and home transaction sides to slow compared to the prior year as the impacts from COVID-19 continue to affect the economy and housing market. However, we anticipate that eXp Realty will continue to add agents at levels above competing national brokerages.”

First-Quarter 2020 Operating and Business Highlights

•	The number of agents and brokers on the eXp Realty platform increased 59% to 28,449 at the end of the first quarter of 2020, compared to 17,929 a year ago.
•	Residential transaction sides closed in the first quarter of 2020 were 37,882, an increase of 70%, compared to 22,307 during the first quarter of 2019.
•	Residential transaction volume closed in the first quarter of 2020 was $11.0 billion, an increase of 90%, compared to $5.8 billion during the first quarter of 2019.
•	By focusing on the agent experience, eXp Realty earned a 70 agent Net Promoter Score, which measures agent satisfaction, in the first quarter.
•	VirBELA’s net additional customers were the highest reached in its history.

eXp Shareholder Event

The eXp shareholder event is for current and potential shareholders. Attendees will receive an update on eXp World Holdings and its companies, and hear from company leadership and members of the board of directors as well as eXp Realty agents, brokers and partners.

•	Date: Tuesday, May 12, 2020
•	Time: 8 a.m. PT / 11 a.m. ET - 1:15 p.m. PT / 4:15 p.m. ET
•	Watch live: https://expworldholdings.com/expshareholdersummit2020/
•	Replay: expworldholdings.com/events

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, which is a non-U.S. GAAP financial measure and may be different than similarly titled measures used by other companies. It is presented to enhance investors’ overall understanding of the company’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

The company’s Adjusted EBITDA provides useful information about financial performance, enhances the overall understanding of past performance and future prospects, and allows for greater transparency with respect to a key metric used by management for financial and operational decision-making. Adjusted EBITDA helps identify underlying trends in the business that otherwise could be masked by the effect of the expenses that are excluded in Adjusted EBITDA. In particular, the company believes the exclusion of stock and stock option expenses, provides a useful supplemental measure in evaluating the performance of operations and provides better transparency into results of operations.

The company defines the non-U.S. GAAP financial measure of Adjusted EBITDA to mean net income (loss), excluding other income (expense), income tax expense, depreciation and amortization; stock-based compensation expense, and stock option expense. Adjusted EBITDA may assist investors in seeing financial performance through the eyes of management, and may provide an additional tool for investors to use in comparing core financial performance over multiple periods with other companies in the industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to Net Income (Loss), the closest comparable U.S. GAAP measure. Some of these limitations are that:

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Adjusted EBITDA excludes stock-based compensation expense and stock option expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses in the business and an important part of the compensation strategy; and

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Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

Safe Harbor Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about the company’s expansion, revenue growth, operating results, financial performance and net income changes. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K.

About eXp World Holdings

eXp World Holdings, Inc. (Nasdaq: EXPI) houses eXp Realty and VirBELA.

eXp Realty, The Real Estate Cloud Brokerage, is the fastest-growing, global residential real estate company with more than 28,000 agents in the United States, Canada, the United Kingdom and Australia. As a subsidiary of a publicly traded company, eXp Realty uniquely offers real estate professionals within its ranks opportunities to earn eXp World Holdings stock for production and contributions to overall company growth.

VirBELA is an immersive technology platform for business, events and education. Its modern, cloud-based environment provides a virtual experience for workers, attendees, students and more to communicate, collaborate, meet and socialize. For more information, visit the company’s website at virbela.com.

For more information, please visit the company’s website at www.expworldholdings.com.

Connect with eXp World Holdings and its companies: https://expworldholdings.com/social

Reported Consolidated Results

EXP WORLD HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 44,279	$ 40,087
Restricted cash	9,829	6,987
Accounts receivable	34,773	28,333
Less: Allowance for credit losses	(193)	(137)
Accounts receivable, net	34,580	28,196
Prepaids and other assets	3,997	3,549
TOTAL CURRENT ASSETS	92,685	78,819
Property, plant, and equipment, net	5,885	5,428
Operating lease right-of-use assets	1,118	1,264
Other noncurrent assets	-	16
Intangible assets, net	2,729	2,677
Goodwill	8,248	8,248
TOTAL ASSETS	$ 110,665	$ 96,452
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$ 3,886	$ 2,593
Customer deposits	9,829	6,987
Accrued expenses	37,322	31,034
Current portion of long-term payable	950	916
Current portion of lease obligation - operating lease	424	435
TOTAL CURRENT LIABILITIES	52,411	41,965
Long-term payable, net of current portion	1,560	1,530
Long-term lease obligation - operating lease	694	829
TOTAL LIABILITIES	54,665	44,324
EQUITY
Common Stock, $0.00001 par value 220,000 shares authorized; 69,028 issued and 67,112 outstanding in 2020; 66,199 issued and 65,274 outstanding in 2019	1	1
Additional paid-in capital	144,928	130,682
Treasury stock, at cost: 1,916 and 925 shares held, respectively	(18,928)	(8,623)
Accumulated deficit	(70,128)	(70,293)
Accumulated other comprehensive (loss) income	(97)	200
Total eXp World Holdings, Inc, stockholders' equity	55,776	51,967
Equity attributable to noncontrolling interest	224	161
TOTAL EQUITY	56,000	52,128
TOTAL LIABILITIES AND EQUITY	$ 110,665	$ 96,452

EXP WORLD HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues	$ 271,421	$ 157,034
Operating expenses
Commissions and other agent-related costs	243,406	142,542
General and administrative expenses	26,860	19,701
Sales and marketing expenses	944	889
Total operating expenses	271,210	163,132
Operating income (loss)	211	(6,098)
Other expense (income)
Other expense (income), net	38	35
Equity in losses (earnings) of unconsolidated affiliates	21	-
Total other expense (income), net	59	35
Income (loss) before income tax expense	152	(6,133)
Income tax expense	11	163
Net income (loss)	141	(6,296)
Net loss attributable to noncontrolling interest	24	-
Net income (loss) attributable to eXp World Holdings, Inc.	$ 165	$ (6,296)

Earnings per share
Basic	$ 0.00	$ (0.10)
Diluted	$ 0.00	$ (0.10)
Weighted average shares outstanding
Basic	65,890	60,749
Diluted	71,593	60,749

US-GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION
(In thousands)

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$ 141	$ (6,296)
Other expense (income), net	59	35
Income tax expense	11	163
Depreciation & amortization expense	924	503	(1)
Stock compensation expense	3,519	3,669
Stock option expense	1,073	1,215
Adjusted EBITDA	$ 5,727	$ (711)

(1) Reclass of $62K for long-term payable amortization

Media Relations Contact:

Cynthia Nowak

Vice president, marketing and communications, eXp Realty

360.419.5285 ext. 116

cynthia.nowak@exprealty.net

Investor Relations Contact:

Raymond “RJ” Jones

Executive Vice President, finance and growth, eXp World Holdings

360.761.4393

investors@expworldholdings.com